Exhibit 16

[KPMG Letterhead]

Securities and Exchange Commission
Washington, D.C., 20549

April 6, 2004

Annuity and Life Re (Holdings), Ltd.

Dear Sirs

We were previously principal accountants for Annuity and Life Re (Holdings), Ltd., and under the date of March 5, 2004, we reported on the consolidated financial statements of Annuity and Life Re (Holdings), Ltd., as of and for the years ended December 31, 2003 and 2002. On March 30, 2004, we declined to stand for reelection. We have read Annuity and Life Re (Holdings), Ltd.’s statements included under Item 4 of its Form 8-K dated April 6, 2004 and we agree with such statements except that we are not in a position to agree or disagree with Annuity and Life Re (Holdings), Ltd.’s statement that the Audit Committee has begun the process of selecting a new independent auditor, but has not yet engaged a firm to serve in that role and that we are not in a position to agree or disagree with Annuity and Life Re (Holdings), Ltd.’s statement that the Company will authorize KPMG to respond fully to the inquiries of any successor auditor regarding the reportable event.

Yours faithfully

KPMG